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                                                                    Exhibit 23.4



Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004
Tel: 212-902-1000



PERSONAL AND CONFIDENTIAL



February 11, 2000



Board of Directors
Westell Technologies, Inc.
750 N. Commons Drive
Aurora, IL 60504

Re:      Registration Statement (File No. 333-95539) of
         Westell Technologies, Inc.


Dear Gentlemen:

Reference is made to our opinion letter dated December 13, 1999 with respect to the fairness from a financial point of view to Westell Technologies, Inc. (the "Company") of the exchange ratio of 3.30 shares of Class A Common Stock, par value $0.01 per share, of the Company to be exchanged by the Company for each share of Common Stock, par value $0.01 per share, of Teltrend, Inc. ("Teltrend") pursuant to the Agreement and Plan of Merger, dated as of December 13, 1999, by and among the Company, Theta Acquisition Corp., a wholly owned subsidiary of the Company, and Teltrend.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Westell's Reasons for the Merger; Recommendation of the Westell Board" and "The Merger -- Opinion and Advice of Westell's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy






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Board of Directors
Westell Technologies, Inc.
February 11, 2000
Page Two


Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
------------------------
(GOLDMAN, SACHS & CO.)